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                                                                      EXHIBIT 99

(DUSA PHARMACEUTICALS INC LOGO)

INNOVATION IN PHOTODYNAMIC THERAPY

DUSA PHARMACEUTICALS, INC. (R)
FOR IMMEDIATE RELEASE

               POSITIVE INDEPENDENT STUDY REPORTS THAT LEVULAN(R)
              PHOTODYNAMIC THERAPY USING INTENSE PULSED LIGHT (IPL)
                    SIGNIFICANTLY IMPROVES PHOTODAMAGED SKIN
                              COMPARED TO IPL ALONE

         GROUNDBREAKING STUDY IN ARCHIVES OF DERMATOLOGY OFFERS IMPROVED TREATMENTS FOR INDIVIDUALS SUFFERING FROM PREMATURE SKIN DAMAGE

WILMINGTON, MA. October 20, 2005 - DUSA Pharmaceuticals, Inc. (NASDAQ NMS:
DUSA), today announced the final results of the first prospective, randomized, controlled, split face clinical study using Levulan(R) (aminolevulinic acid HCl) ("ALA") photodynamic therapy together with intense pulsed light (IPL) for the treatment of photodamaged skin. The report was published in the October 2005 issue of the prestigious American Medical Association journal Archives of Dermatology.

In the 20 patient study, led by laser expert Dr. Jeffrey Dover of Skin Care Physicians of Chestnut Hill, MA, patients received a series of three treatments three weeks apart, in which half of the patient's face was pretreated with Levulan for 45 minutes before IPL treatment, while the other half of the face was treated with the same doses of IPL alone.

After the initial three week period, patients received two additional full face IPL-alone treatments. Prior to each of these IPL-alone treatments, patients were assessed for signs of photodamage, which include global photodamage, fine lines, mottled pigmentation, tactile roughness and sallowness. After another four weeks, patients were again assessed for signs of photodamage.

Facial photoaging or photodamage is a common cosmetic problem seen in light-skinned individuals with years of significant exposure to the sun. Current treatments include photorejuvenation using laser and non-laser light sources, dermabrasion and chemical peels.

The investigators report that pre-treatment with Levulan during the first 3 treatments resulted in statistically significant improvement in global scores for photoaging (80% vs. 50%, p<0.02), mottled pigmentation (85% vs. 20%, p<0.0008) and fine lines (55% vs. 20% p<0.008).

Furthermore, the investigators concluded that "the adjunctive use of Levulan in the treatment of facial photoaging with IPL provides significantly greater improvement in global photodamage, mottled pigmentation, and fine lines than treatments with IPL alone, without a significant increase in side effects. This combination treatment enhances results of photorejuvenation and improves satisfaction."



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"To our surprise, adverse effects and tolerability did not differ significantly between the IPL-only treated areas, and the areas treated with ALA plus IPL," said Dr. Jeffery S. Dover, lead investigator on the study. "The results on the ALA plus IPL side of the face were most impressive for global scores for photoaging, mottled pigmentation and fine lines, and only the ALA plus IPL treated side of the face received excellent cosmetic evaluation scores by the blinded investigators."

Robert Doman, DUSA's President and COO, stated "We are pleased to see the final results of this important independent study published in the Archives of Dermatology. DUSA hopes to corroborate and extend these results with our Phase II multi-center split-face study utilizing Levulan with each of IPL, long pulse dye laser and DUSA's BLU-U. That study is now fully accrued, with completion expected around the end of 2005/early 2006."

Dr. Dover's study, titled "Topical 5-Aminolevulinic Acid Combined With Intense Pulsed Light in the Treatment of Photoaging," was published in the October 2005 issue of the Archives of Dermatology (Volume 141: Pages 1247-1252). DUSA provided Levulan and financial support for the study.

Dr. Dover is the Director of SkinCare Physicians of Chestnut Hill and is Associate Clinical Professor of Dermatology, Section of Dermatologic Surgery and Oncology at Yale University School of Medicine. He is also an Adjunct Professor of Medicine (Dermatology) at Dartmouth Medical School. He is the founding editor of Journal Watch Dermatology, produced by the publishers of the New England Journal of Medicine and is on the editorial board of the Archives of Dermatology, Dermatologic Surgery, The Journal of the American Academy of Dermatology, and Skin and Aging.

DUSA Pharmaceuticals, Inc. is a biopharmaceutical company engaged primarily in the development of Levulan Photodynamic Therapy (PDT) and Photodetection (PD) for multiple medical indications, with its primary focus in dermatology. PDT and PD utilize light-activated compounds such as Levulan to induce a therapeutic or detection effect. The Company maintains offices in Wilmington, MA, Valhalla, NY, and Toronto, Ontario.

Except for historical information, this news release contains certain forward-looking statements that involve known and unknown risk and uncertainties, which may cause actual results to differ materially from any future results, performance or achievements expressed or implied by the statements made. These forward-looking statements relate to the results from DUSA's own on-going study and the expectations for the timing of those results. The risks and factors that may cause differing results include the regulatory process, the results of ongoing clinical studies, continued funding for the on-going and future studies, and other risks identified in DUSA's SEC filings from time to time.


FOR FURTHER INFORMATION CONTACT:
Geoffrey Shulman, MD, Chairman and CEO or
Shari Lovell, Director, Shareholder Services
Tel: 416.363.5059 Fax 416.363.6602
or visit www.dusapharma.com